Exhibit 10.34

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of March 19, 2019, by and between Helix TCS, Inc., a Delaware corporation (the “Company”), and Zachary L. Venegas (the “Executive”).

WHEREAS, the Company wishes to continue to employ Executive as its Chief Executive Officer, and Executive wishes to accept such continued employment, on the terms set forth in this Agreement;

WHEREAS, Executive acknowledges and agrees that through Executive’s association with the Company as an employee, Executive has acquired and will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are highly valuable to the Company and which would be detrimental to the Company if used by Executive to compete with the Company; and

WHEREAS, the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality, non-competition, and non-solicitation, each of which is an inducement to the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment At Will. Subject to the terms and conditions of this Agreement, the Company employs Executive, and Executive accepts such employment, upon the terms hereinafter set forth. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue thereafter until terminated by either party. Executive’s employment with the Company is at-will, and either party can terminate the employment relationship at any time, for any or no cause or reason, and with or without prior notice, subject to Section 5(b) below.

2. Position; Duties. Executive will serve as the Company’s Chief Executive Officer and Executive Chairman of the Board of Directors and will be responsible for the day-to-day management of the Company. Executive will report solely and directly to, and be subject to the supervision of, the Company’s Board of Directors (the “Board”). Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of Chief Executive Officer and will perform such additional duties as may otherwise be reasonably assigned to Executive from time to time by the Board. Executive will devote Executive’s full business time to the affairs of the Company and to the duties hereunder, and will perform such duties diligently and to the best of Executive’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. Notwithstanding the foregoing, subject to compensation committee approval (or Board approval if the compensation committee has not yet been formed), not to be unreasonably withheld, Executive may serve on civic, corporate or charitable boards or committees and manage his personal investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities in accordance with this Agreement or otherwise violate other terms of this Agreement..

3. Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, the Company will provide the following compensation and benefits during Executive’s employment hereunder.

(a) Base Salary. The Company will initially pay Executive a base salary at an annual rate of two hundred thousand dollars $200,000 (the “Base Salary”). The Base Salary will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed by the Board from time to time, and may be increased in the sole discretion of the Board. The Base Salary may also be decreased by the Board in connection with any Company-wide decrease in executive compensation, provided that in connection with such reduction Executive will not experience a proportional decrease greater than that of any other executive-level employee.

(b) Bonus Opportunity.

(i) Commencing with the calendar year 2018, Executive will be eligible to receive an annual bonus targeted at fifty percent (50%) of Executive’s Base Salary (the “Cash Bonus”) plus up to 500,000 stock options, subject to proportional increase if the Company’s approved stock plan is increased during the year (the “Equity Bonus,” and together with the Cash Bonus, the “Annual Bonus”), subject to the following provisions of this Section

(A) For calendar year 2018, the Executive’s eligibility for an Annual Bonus will be contingent on whether the Company’s total revenue for calendar year 2018, as reported by the Company, exceeds its total revenue for calendar year 2017 by at least fifty percent (50%).

(B) For calendar year 2019, the Executive’s eligibility for an Annual Bonus will be contingent on whether the Company’s total revenue in calendar year 2019, as reported by the Company, exceeds its total revenue for calendar year 2018 by at least fifty percent (50%).

(C) For calendar year 2020 and thereafter, Executive’s eligibility to receive an Annual Bonus will be based on the achievement, during the year in question, of both personal and Company-wide objectives established by the Board, or an applicable sub-committee, by January 31st of each calendar year.

(ii) The Cash Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year for which the Annual Bonus is determined. Executive must be employed by the Company on the date on which the Cash Bonus is paid in order to receive the Cash Bonus for that year, however the Company is not permitted to terminate the Executive’s employment for the purpose of avoiding payment of the Cash Bonus. The Board will determine whether and to what extent the applicable criteria have been met and the amount of the Cash Bonus in its discretion, provided that such determination by the Board shall require the consent of the directors appointed by Rose Capital.

(iii) The Equity Bonus for any given year will be granted between January 1 and March 15 in the year immediately following the year for which the Annual Bonus is determined. Executive must be employed by the Company on the date on which the Equity Bonus is granted in order to receive the Equity Bonus for that year. The Equity Bonus will be granted in the form of stock options under the Company’s 2017 Omnibus Stock Incentive Plan, as the same may be amended from time to time, and will be memorialized by an option grant agreement to be entered between Executive and the Company. The exercise prices of any such options will be equal to the fair market value of the Company’s common stock on the date of grant. The options, if any, will vest over three (3) years in three (3) equal installments on the first three anniversaries of the date of grant, so long as Executive remains employed by the Company through each such vesting date, subject to Section 5(b) below. The Board will determine whether and to what extent the applicable criteria have been met and the amount of the Equity Bonus in its discretion, provided that such determination by the Board shall require the consent of the directors appointed by Rose Capital.

(c) Change of Control. In the event of a change of control of the Company whereby greater than 50% of the assets of the Company are sold to an unrelated party or an equity transaction occurs such that following such transaction the pre-transaction shareholders own less than 50% of equity of the Company (“Change of Control Transaction”), Company shall make a payment to the Executive equal to one year of Executive’s prevailing annual salary at such time. This payment shall be made within ten days of closing the Change of Control Transaction.

(d) Vacation. Executive will be entitled to paid vacation days in accordance with the Company’s vacation policy.

(e) General Benefits. Executive will be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to similarly situated employees of the Company from time to time, subject to Company policy and the terms and conditions of any applicable benefit plans. Nothing in this Agreement will be deemed to alter the Company’s rights to modify or terminate any such plans or programs in its sole discretion.

(f) Withholdings. The Company will withhold from any amounts payable under this Agreement such federal, state, and local taxes as the Company determines are required to be withheld pursuant to applicable law.

4. Reimbursement of Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, subject to Executive’s compliance with the Company’s reimbursement policies in effect from time to time. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company.

5. Effect of Termination.

(a) Generally. When Executive’s employment with the Company is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any unreimbursed business expenses incurred through the date of termination and supported by reasonable substantiation and documentation in accordance with Company policies. In addition, immediately upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to have resigned from all positions as an officer or director of the Company or any affiliates thereof. However if Executive shall have resigned from the Company, Executive shall have the ability to remain Executive Board Chairman so long as Executive beneficially owns a minimum of 20% of the shares Executive held on the date of executing this Agreement. In furtherance of the preceding sentence, Executive will execute and return to the Company all letters and documents that the Company may reasonably require in order to evidence such resignation(s), but Executive’s failure to execute and return such documents will not have the effect of delaying or in any way invalidating the resignation(s) provided for by the preceding sentence.

(b) Separation Benefits upon Certain Terminations. If the Company terminates Executive’s employment without Cause (as defined below) or if Executive resigns for Good Reason (as defined below), then conditioned upon Executive executing and not revoking a Release (as defined below) following such termination Executive will be entitled to receive the following “Separation Benefits”: (i) Executive will be entitled to receive continued payment of Executive’s then-current Base Salary for a period of eighteen (18) months (the “Salary Continuation”), (ii) Executive will be entitled to sell to the Company at the trailing 10 day VWAP sufficient shares owned by Executive (directly or through a holding company) to generate proceeds equal to the difference between $800,000 and the cumulative amounts received by Executive from all previous sales he has made of Company stock, and (iii) all outstanding options to purchase common stock of the Company then held by Executive will, to the extent unvested, vest ratably by month over the ensuing 18 months and any unexercised options shall expire 21 months after termination, and, to the extent such options are designated as non-statutory stock options, the post-termination exercise period of such options will be extended to two years after the date of termination (but in no event beyond the original expiration date of the option). The Salary Continuation will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the thirtieth (30th) day following the termination of Executive’s employment with the Company, provided that the first installment will include all installments that would have been paid if the payments had begun immediately following the date of termination. Notwithstanding the foregoing, if Executive is entitled to receive the Salary Continuation but violates in any material respects any provisions of Section 6 or Section 8 hereof after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Salary Continuation, in addition to any other remedies that may be available to the Company in law or at equity. For avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or disability will not constitute a termination without Cause for purposes of litigation but will trigger the rights described in this Section 5(b). Executive agrees that other than with respect to the share sales described in clause 5(b)(ii) above, for a period of 18 months following termination, he will not sell an amount of shares each day that exceeds 10% of the trailing 10 trading day average volume) of Helix common stock.

(c) Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s fraud, embezzlement, material act of dishonesty (including, without limitation, the falsification of any material report) or misappropriation with respect to the Company; (ii) Executive’s willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s willful failure or refusal to perform Executive’s material duties under this Agreement or willful failure to follow any specific lawful instructions of the Board; (v) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vi) Executive’s alcohol or substance abuse which has a material adverse effect on Executive’s ability to perform Executive’s duties under this Agreement or the property, business, or reputation of the Company; (vii) Executive’s breach of fiduciary duty, or (viii) Executive’s material failure to comply with the Company’s workplace rules, policies, or procedures. In the event that the Company concludes that Executive has engaged in acts constituting in Cause as defined in clause (iii) or (iv) above, prior to terminating this Agreement for Cause the Company will provide Executive with at least fifteen (15) days’ advance notice of the circumstances constituting such Cause, and an opportunity to correct such circumstances, to the extent such circumstances are susceptible of being corrected. In the event the Company terminates Executive’s employment for Cause, none of the Separation Benefits shall apply.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary not generally applicable to other executive-level employees of the Company or in which Executive experiences a proportional decrease greater than that of any other executive-level employee; (ii) a material diminution of the Executive’s authority, duties, or responsibilities as in effect on the date hereof; (iii) a requirement that Executive’s primary work location be more than fifty (50) miles from its location on the date hereof; (iv) any act by the Company, its Board, its shareholders, or any of their affiliates whose actions or language that attacks Executive’s reputation, disparages Executive, or makes the Executive’s ability to execute his duties more difficult; or (v) the Company’s material breach of this Agreement. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such Good Reason condition, and if such written notice is not timely provided, Executive may not resign for Good Reason as a result of the existence of such Good Reason condition. Upon receipt of such notice, the Company will have fifteen (15) days during which it may attempt to remedy the Good Reason condition. If so remedied, Executive may not resign for Good Reason on that basis. If the Good Reason condition is not remedied within such fifteen (15) day period, Executive may resign based on the Good Reason condition specified in the notice effective ninety (90) days following the expiration of the fifteen (15) day cure period.

If Executive resigns other than for Good Reason, clause 5(b)(i) shall not apply, however the remaining Separation Benefits shall still apply provided that Executive provides Company with 90 days’ notice prior to terminating his employment.

(e) Application of Internal Revenue Code Section 409A. The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 5 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the Salary Continuation payments provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, the parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). However, if the Company determines that the Salary Continuation constitutes “deferred compensation” under Section 409A and Executive is, as if the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Salary Continuation payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Salary Continuation payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Salary Continuation had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Salary Continuation in accordance with the applicable payment schedules set forth in this Agreement.

(f) No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

6. Confidential Information.

(a) Executive acknowledges that the Company will give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Company (or third parties who may have furnished such information under obligations of confidentiality), relating to and used in the Company’s business (collectively, “Confidential Information”). Executive acknowledges that Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and business development strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c) Executive acknowledges that the Confidential Information is owned or licensed by the Company (or is possessed by the Company with the permission of its owner); is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that Executive will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d) During and after Executive’s employment with the Company, Executive will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Executive further agrees that during and after Executive’s employment with the Company, Executive will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(e) Notwithstanding the covenants in Section 6(d) above, Executive may disclose Confidential Information solely to the extent that Executive is required to disclose such information by law, provided that Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f) Nothing in this Agreement is intended to or will prohibit Executive from communicating with any governmental authority, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws. In addition, nothing in this Agreement is intended to or will limit any employee’s right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g) Return of Property. Upon request during employment and immediately at the termination of Executive’s employment, Executive will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in Executive’s possession or under Executive’s control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of Executive’s employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

7. Assignment of Inventions.

(a) Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) initiated, conceived, discovered, reduced to practice, or made by Executive, either alone or in conjunction with others, during his employment with the Company that result from work performed by Executive for the Company or relate to the business of the Company, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees. Executive will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b) For avoidance of doubt, if any Invention falls within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Invention(s) will be considered “work made for hire” and the copyright of such Invention(s) will be owned solely and exclusively by the Company. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Invention(s) will be assigned to the Company pursuant to Section 7(a) above.

(c) The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 7, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 7 will continue beyond the termination of Executive’s employment with the Company. Executive hereby irrevocably designates and appoints the Company and its then-current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive, if the Company is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof).

(d) The obligations of Executive under Section 7 above will not apply to any Invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to the Company’s Business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Company. Executive will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

8. Restrictive Covenants.

(a) Purpose. Executive understands and agrees that the purpose of this Section 8 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and will not unduly impair Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i) “Business” means (A) providing technology, compliance, and/or security services to businesses in the cannabis industry; and (B) the business(es) in which the Company was engaged at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason, provided that this clause (B) will only apply if Executive was materially involved with such other business.

(ii) “Company Employee” means any person who is or was an employee or consultant of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(iii) “Customer” means any person or entity who is or was a customer of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason and with whom Executive had dealings on behalf of the Company in the course of Executive’s employment with the Company during such period, or about whom Executive received Confidential Information.

(iv) “Prospective Customer” means any person or entity to whom, within the three (3) months immediately prior to the termination of Executive’s employment with the Company for any reason the Company had submitted proposals to for services of which Executive has knowledge, whether or not such proposals have yet to be executed into contracts; provided that the Company has a legitimate expectation of doing business with such person or entity and provided further that Executive has had material business contacts with such person or entity on behalf of the Company during such six-month period, whether such contact was initiated by the person or entity or by Executive.

(v) “Restricted Period” means the period commencing on the date of termination of Executive’s employment with the Company for any reason and ending eighteen (18) months after such date, provided, however, that this period will not run during any time Executive is in violation of this Section 8, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Executive is in violation of this Section

(vi) “Restricted Territory” means the United States of America. In the event that the preceding definition of Restricted Territory is deemed by a court of competent jurisdiction to be too broad to be enforced under the circumstances, then “Restricted Territory” will mean:

(A) the State of Colorado;

(B) each state, province, or similar political subdivision in which the Company engaged in material business at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason;

(C) each state, province, or similar political subdivision in which the Company engaged in material business with respect to which Executive provided material services on behalf of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason;

(D) each city, county, township, or similar political subdivision in which the Company engaged in material business at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason; and

(E) each city, county, township, or similar political subdivision in which the Company engaged in material business with respect to which Executive provided material services on behalf of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(c) Non-Competition. During Executive’s employment with the Company and during the Restricted Period, Executive will not, on Executive’s own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during Executive’s employment with the Company and during the Restricted Period, Executive will not hold a position based in or with responsibility for all or part of the Restricted Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive’s employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any Confidential Information.

(d) Non-Solicitation. During Executive’s employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(ii) Accept as a customer any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(iii) Induce, encourage, or attempt to induce or encourage any Customer or Prospective Customer to purchase or accept products or services that are competitive with those offered by the Company from any person or entity (other than the Company) engaging in the Business;

(iv) Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company;

(v) Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment or engagement with the Company; or

(vi) Otherwise interfere with or engage in any conduct that would have the effect of interfering with the business relationship between the Company and any of its vendors, suppliers, consultants, or contractors.

(e) Executive Acknowledgements. Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s Confidential Information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of Executive’s employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company and (ii) are reasonable in time, territory, and scope, and in all other respects. Executive further acknowledges and agrees that given his position, duties, and authority, Executive is “executive and management personnel” for purposes of Section 8-2-113 of the Colorado Revised Statutes.

(f) Consideration. Executive acknowledges and agrees that the covenants set forth in this Agreement are supported by adequate consideration, including, but not limited to continued employment with the Company, the Company’s promise to pay separation benefits as described in Section 5(b) above, and the Company’s other promises as described in this Agreement. The Company would not have agreed to enter into this Agreement but for Executive’s agreement to the restrictions imposed by this Section 8.

(g) Judicial Modification. Should any part or provision of this Section 8 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 8 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the parties intend that the Court will, to the maximum extent permitted by law, replace the invalid or unreasonable terms with terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

9. Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 6, 7, or 8 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 6, 7, or 8 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach, without the need for posting bond or other security. The Company will be entitled to recover its costs incurred in connection with any action to enforce Sections 6, 7, or 8 of this Agreement, including reasonable attorneys’ fees to the maximum extent permitted by law.

10. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company and must assign to a successor following a merger, consolidation, sale of assets, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

(d) Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on (i) the date it is actually delivered by personal delivery of such notice in person; (ii) one day after deposit in the custody of a reputable overnight courier service (such as FedEx); or (iii) three days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:	Zachary Venegas
Helix TCS, Inc.
10200 E. Girard Avenue, Suite B420
Denver, CO 80231

If to Company:	Helix TCS, Inc.
10200 E. Girard Avenue, Suite B420
Denver, CO 80231
Attention: Chief Financial Officer

(e) Amendments and Waivers. No amendment of any provision of this Agreement, including variations to the terms in Section 3, will be valid unless the amendment is in writing and signed by the Company and Executive and approved pursuant to Section 3.10(j) of the Company’s Investor Rights Agreement. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h) Survival. The terms of Sections 6, 7, 8, 9, and 10 will survive the termination of this Agreement for any reason.

(i) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j) Governing Law. This Agreement will be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law principles of any jurisdiction.

(k) Venue. The parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by Company will be brought exclusively in any state or federal court in Arapahoe County, Colorado. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by Company in any other court.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	COMPANY:

Helix TCS, Inc.

/s/ Zachary Venegas	By:	/s/ Scott Ogur
Zachary Venegas		Scott Ogur
CFO